UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2024 (April 3, 2024)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Biscayne Boulevard, Suite 505, Miami, FL	33132
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2024, Smart for Life, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Purely Optimal Nutrition Inc. (“Purely Optimal”) and Tan Enterprises, Inc., Availiant Holdings Corporation, Dannel Tan, Jason Kwan and Timur Kim (the “Sellers”) pursuant to which the Company agreed to acquire all of the issued and outstanding membership interests of Purely Optimal, a health supplement brand, from the Sellers for an aggregate purchase price of $11,965,966.10 (the “Purchase Price”), consisting of (i) $7,859,579.66 in cash and (ii) $4,106,386.44 payable as 18,414 newly issued shares of series D convertible preferred stock of the Company (the “Preferred Stock”), a new series of preferred stock, subject to certain adjustments described below.

The Purchase Price is based upon a six (6) times multiple of an estimated EBITDA of $1,467,073.35 for the twelve-month period ending on November 30, 2023 (the “Reconstructed EBITDA”). The Purchase Price will be adjusted upwards or downwards based upon the difference between (i) six (6) times the Reconstructed EBITDA and the Purchase Price and (ii) the Estimated Inventory Payment (as defined in the Purchase Agreement) and the actual amount of Inventory (as defined in the Purchase Agreement) on the closing date. The adjusted Purchase Price will be allocated among the cash portion of the Purchase Price and the Preferred Stock based on the percentage of the Purchase Price that each such component of consideration makes up as described above. In addition, the cash portion of the Purchase Price will be decreased by the amount of any outstanding indebtedness of Purely Optimal for borrowed money existing as of the closing date and any unpaid transaction expenses.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Sellers will not compete with the business of Purely Optimal for a period of two (2) years following closing. The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Sellers with respect to breaches of certain non-fundamental representations and warranties, the Sellers will only become liable for indemnified losses if the amount exceeds ten percent (10%) of the Purchase Price, whereupon the Sellers will be liable for all losses relating back to the first dollar, provided that the liability of the Sellers for breaches of certain non-fundamental representations and warranties shall not exceed thirty five (35%) of the Purchase Price and each Seller’s aggregate liability for the breach of fundamental representations shall be limited to the Purchase Price.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities and third parties; the release of any liens against any of the assets of Purely Optimal; the Company obtaining the requisite acquisition financing; and delivery of all documents required for the transfer of the equity interests of Purely Optimal to the Company.

The foregoing summary of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 regarding the issuance of the Preferred Stock is incorporated by reference into this Item 3.02. The issuance of these securities is being made in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On April 8, 2024, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished with this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Securities Purchase Agreement, dated April 3, 2024, among Smart for Life, Inc., Purely Optimal Nutrition Inc., Tan Enterprises, Inc., Avaliant Holdings Corporation, Dannel Tan, Jason Kwan, and Timur Kim
99.1	Press Release, dated April 8, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2024	SMART FOR LIFE, INC.

/s/ Darren C. Minton
	Name:	Darren C. Minton
	Title:	Chief Executive Officer

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